As filed with the Securities and Exchange Commission on July 1, 2015
Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TopBuild Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3096382
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

260 Jimmy Ann Drive

Daytona Beach,  Florida  32114

(386)  304-2200

(Address of Principal Executive Offices)

TopBuild Corp. 2015 Long Term Stock Incentive Plan

(Full Title of the Plan)

Michelle Friel

Vice President,  General Counsel and Secretary

TopBuild Corp.

260 Jimmy Ann Drive

Daytona Beach, Florida 32114

(386)  304-2200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock (par value $0.01 per share)	4,000,000	$25.96	$103,840,000	$12,066.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares of common stock as may be issuable by reason of the antidilution provisions of the 2015 Long Term Stock Incentive Plan in the event of stock splits, stock dividends or similar transactions.

(2)

Computed solely for the purpose of determining the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Company’s common stock in the “when issued” trading market on the New York Stock Exchange on June 29, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by TopBuild Corp. (the “Company”) are hereby incorporated herein by reference (to the extent that they are filed, but not furnished):

(a)	The Company’s effective Registration Statement on Form 10 filed with the Commission on March 4, 2015 (as amended, the “Form 10”); and
(b)

The description of the Company’s common stock set forth under the caption “Description of Capital Stock” in the Company’s Information Statement, filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company.  Article 9.B of the Company’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the General Corporation Law of Delaware, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The rights conferred by Article 9 are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

As permitted by Section 102(b)(7) of the General Corporation Law of Delaware, Article 9.A of the Company’s  Amended and Restated Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions from which directors derive improper personal benefit.

The Company’s directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.a

Form of Amended and Restated Certificate of Incorporation of TopBuild Corp.  Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 21, 2015.

4.b

Form of Amended and Restated Bylaws of TopBuild Corp.  Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 21, 2015.

*5	Opinion of General Counsel as to the legality of the securities being offered.

*23.a	Consent of Independent Registered Public Accounting Firm.

*23.b	Consent of General Counsel, which is included as part of Exhibit 5.

*24	Power of Attorney, included on the signature page of this Registration Statement on Form S-8.

99

Form of TopBuild Corp. 2015 Long Term Stock Incentive Plan. Incorporated by reference to Exhibit 10.17 to Amendment No. 3 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 8, 2015.

*Filed herewith.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach and the State of Florida on this 1st day of July, 2015.

TOPBUILD CORP.

By	/s/ John Peterson
John Peterson
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michelle Friel and John Peterson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Gerald Volas	Chief Executive Officer	July 1, 2015
Gerald Volas	and Director

Principal Financial Officer

/s/ John Peterson	Chief Financial Officer	July 1, 2015
John Peterson

Principal Accounting Officer

/s/ Nick Thompson	Controller	July 1, 2015
Nick Thompson

/s/ Dennis W. Archer	Director	July 1, 2015
Dennis W. Archer

/s/ Carl T. Camden	Director	July 1, 2015
Carl T. Camden

/s/ Joseph S. Cantie	Director	July 1, 2015
Joseph S. Cantie

/s/ Alec C Covington	Director	July 1, 2015
Alec C Covington

/s/ Mark A. Petrarca	Director	July 1, 2015
Mark A. Petrarca

/s/ Margaret M. Whelan	Director	July 1, 2015
Margaret M. Whelan

INDEX TO EXHIBITS

Exhibit No.	Description

4.a

Form of Amended and Restated Certificate of Incorporation of TopBuild Corp.  Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 21, 2015.

4.b

Form of Amended and Restated Bylaws of TopBuild Corp.  Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 21, 2015.

*5	Opinion of General Counsel as to the legality of the securities being offered.

*23.a	Consent of Independent Registered Public Accounting Firm.

*23.b	Consent of General Counsel, which is included as part of Exhibit 5.

*24	Power of Attorney, included on the signature page of this Registration Statement on Form S-8.

99

Form of TopBuild Corp. 2015 Long Term Stock Incentive Plan. Incorporated by reference to Exhibit 10.17 to Amendment No. 3 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 8, 2015.

*Filed herewith.